UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  November 15, 2012

BIG THREE RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9085 Charles E. Limpus Road, Orlando, Florida 32836
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

As we reported in our amended Report on Form 8-K for the event date of August 22, 2011, we purchased Bobby V’s Original Westshore Pizza, LLC and Philly Westshore Franchising Enterprises, Inc., in each case to be operated as a wholly owned subsidiary.  We also signed a contract to purchase Vasaturo Holdings LLC.  We paid for each of the purchases by issuing promissory notes to the sellers.  The purchase notes are secured by the stock of the subsidiaries we acquired, the stock collateral.  Under the terms of the purchase notes, the holders of these notes have been extended the maturity dates several times, the most recent extensions pursuant to a Forbearance Agreement which expires at 5:00 p.m. Eastern time, November 15, 2012.  The holders of the notes are unwilling to further extend the maturity dates of the notes.  The holders of the purchase notes are accepting the stock collateral in full satisfaction of the principal and interest on the purchase notes.  Accordingly, as of 5:00 p.m. Eastern time, November 15, 2012, we do not have any operations.   The contract to purchase Vasaturo Holdings LLC is also being terminated.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

See Item 1.02, above, for information about the disposition of the stock in our two subsidiary companies.  The stock is being retained by the holders of the purchase notes as full consideration for the notes.

Item 2.05 Costs Associated with Exit or Disposal Activities.

We do not believe we will incur any material costs associated with the dispositions of our subsidiaries, identified in Item 1.02, above.

Section 5 - Corporate Governance and Management

Section 5.06 -Change in Shell Company Status.

Until we acquire a business or other assets, we may be deemed to be a “shell company”, as defined in the federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLA PETRELLA’S HOLDINGS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

November 15, 2012